UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 20, 2006

NOVASTAR RESOURCES LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-28535	91-1975651
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

 8300 Greensboro Drive, Suite 800, McLean, VA 22102
(Address of Principal Executive Offices)

800-685-8082
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 20, 2006, the Novastar Resources Ltd. (the “Company”) entered into a Technical Advisory Board Member Agreement (the “Armijo Advisory Agreement”) with Dr. Joseph Sam Armijo, pursuant to which Mr. Armijo was appointed as Chair of the Company’s Technical Advisory Board. Under the terms of the Armijo Advisory Agreement, Mr. Armijo will, among other things, provide technical consulting services to the Company and will assist the Company to plan for future research and development efforts and to identify and evaluate new and emerging business opportunities. The Company agreed to pay Mr. Armijo at an hourly rate of $250, as consideration for his services, with a minimum hourly requirement of 20 hours each month and a daily maximum billing of 8 hours (unless traveling at the request of the Company). However, Mr. Armijo’s hourly rate will be reduced to $200 for each hour of service performed by him in excess of 20 hours each month.

Furthermore, in connection with any of Mr. Armijo’s Work Product (as defined in the Armijo Advisory Agreement), the Company will pay Mr. Armijo: (1) $500 in cash for any patentable disclosure; (2) $5,000 in cash or equity, at Mr. Armijo’s option, for each patentable disclosure for which the Company files a patent application; and (3) a 5% royalty payment on any gross proceeds received by the Company from the sale of any products or licenses covered by the patented rights associated with any patent derived from such Work Product. Where the disclosures of patentable inventions are made jointly, then the Company will pay $500 to Mr. Armijo and to each other inventor who is also a consultant to the company, $2,500 to the lead inventor, as determined by the Technical Advisory Board, and $2,500 divided pro rata to any other inventors, and any royalties will be allocated by assigning 2.5% to the lead inventor and 2.5% divided equally among any other inventors.

Under the terms of the Armijo Advisory Agreement, the Company also agreed to grant to Mr. Armijo, pursuant to the Plan, a ten-year non-qualified option for the purchase of 150,000 shares of the common stock of the Company (the “Armijo Options”) at an exercise price of $0.51 per share. The initial term of Armijo Advisory Agreement will be three years but will be automatically extended for additional one-year periods unless terminated by either party in accordance with its terms. Both the Company and Mr. Armijo may terminate the Armijo Advisory Agreement for any reason or for no reason but the terminating party must provide the other party with 60 days’ written notice before such termination.

The Armijo Options were granted on June 20, 2006, pursuant to a stock option agreement entered into between the Company and Mr. Armijo. They will vest in equal monthly installments over a three-year period, with accelerated vesting upon a termination of Mr. Armijo by the Company. However, if the Company retains another advisor to serve on the Company’s technical advisory board and grants the new advisor more options as a retainer than the Armijo Options, then the Company is obligated to increase the Armijo Options to match the options offered to the new advisor. The Armijo Options will expire on June 20, 2016.

This brief description of the terms of the Armijo Advisory Agreement is qualified by reference to the provisions of that agreement, attached to this report as Exhibit 10.1. The Company’s press release regarding the appointment of Dr. Armijo is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 8.01 OTHER EVENTS

On June 19, 2006, the Company appointed Charles W. Pryor, Jr., as a member of the Company’s International Advisory Board. A press release announcing this appointment, as well as setting forth Dr. Pryor’s biographical information is attached hereto as Exhibit 99.2.

ITEM 9.01   EXHIBITS.

Exhibit No.	Description
10.1	Technical Advisory Board Member Agreement, dated June 20, 2006, between Novastar Resources, Ltd. and Dr. Joseph Sam Armijo.
99.1	Press Release of announcing the appointment of Dr. Joseph Sam Armijo, dated June 26, 2006.
99.2	Press Release of announcing the appointment of Dr. Charles W. Pryor, Jr, dated June 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novastar Resources Ltd.

Date: June 26, 2006

/s/ Seth Grae____________________
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Technical Advisory Board Member Agreement, dated June 20, 2006, between Novastar Resources, Ltd. and Dr. Joseph Sam Armijo.
99.1	Press Release of announcing the appointment of Dr. Joseph Sam Armijo, dated June 26, 2006.
99.2	Press Release of announcing the appointment of Dr. Charles W. Pryor, Jr, dated June 23, 2006.